As filed with the Securities and Exchange Commission on April 4, 1996.



                                                      Registration No. 333-00175


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          ---------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                          ---------------------------

                          CANYON RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)

             DELAWARE                   14142 DENVER WEST PARKWAY, SUITE 250               84-0800747
 (State or other jurisdiction of              GOLDEN, COLORADO  80401                   (I.R.S. Employer
  incorporation or organization)                    (303) 278-8464                    Identification Number)
                                         (Address, including zip code, and
                                       telephone number, including area code,
                                    of Registrant's principal executive office)

                                GEORGE S. YOUNG
                      14142 DENVER WEST PARKWAY, SUITE 250
                            GOLDEN, COLORADO  80401
                                 (303) 278-8464
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION  FEE

=========================================================================================================================
                                                        Proposed              Proposed
                                                        maximum                maximum
                                                        offering              aggregate
    Titles of securities        Amount to be            price per             offering                   Amount of
      to be registered           registered               share                 price                 registration fee
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
  par value                    61,539 Shares             $ 2.84 (1)       $     174,770.76 (1)        $        100.00 (2)
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01               4,203,745
  par value                        Shares                $ 3.19 (3)       $  13,409,946.55 (3)        $      4,624.12 (4)
- -------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase             2,017,167
  Common Stock                    Warrants               $  .48 (5)       $     968,240.16 (5)        $        333.88 (4)
- -------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
  par value, issuable
  upon exercise of
  Warrants to Purchase           2,017,167               $ 3.19 (3)       $   6,434,762.73 (3)        $      2,218.88 (4)
  Common Stock                     Shares
- -------------------------------------------------------------------------------------------------------------------------
Total Fee Paid Herewith                                                                               $      7,176.88
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based upon the average high and low market prices of Canyon Common Stock on January 8, 1996.

(2)      Fee previously paid with initial filing.


(3) Estimated solely for the purpose of calculating the registration fee and based upon the closing price of Canyon Common Stock on April 2, 1996.


(4)      Fee paid with the filing of this Amendment No. 1.


(5) Estimated solely for the purpose of calculating the registration fee using the Black Scholes option pricing model.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                     SUBJECT TO COMPLETION, DATED APRIL 4, 1996


PROSPECTUS

                          CANYON RESOURCES CORPORATION

                               ------------------


                        6,282,451 SHARES OF COMMON STOCK
                  2,017,167 WARRANTS TO PURCHASE COMMON STOCK



         This Prospectus covers (i) 6,282,451 shares (the "Shares") of the Common stock, $.01 par value ("Common Stock") and (ii) 2,017,167 warrants to purchase 2,017,167 shares of Common Stock (the "Warrants") of Canyon Resources Corporation ("Canyon" or the "Company") which are being offered by the Selling Shareholders through brokers' and dealers' transactions, not involving any underwriter. The Company will not receive any of the proceeds from the sale of the Shares or the Warrants by the Selling Shareholders. (See "Selling Shareholders".)



         Brokers or dealers through whom the Shares or Warrants are sold may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of the Shares and/or Warrants for whom they act as agent. (See "Plan of Distribution".)



         The Company's Common Stock is traded in the over-the-counter market and is quoted on NASDAQ's National Market under the symbol "CYNR." On __________, 1996, the closing price of the Common Stock on NASDAQ's National Market was $________. It is anticipated that as of the effective date of this Prospectus, the Warrants will be listed for trading on NASDAQ. However, the Company can give no assurances as to the price at which the Warrants will trade.


                               ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


                FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD
                 BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
           SECURITIES, SEE "PRINCIPAL RISK FACTORS" AT PAGE 4 HEREOF.


                               ------------------

              The date of this Prospectus is _____________, 1996.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.


                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604; and 7 World Trade Center, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. Copies of the Registration Statement are available from the Commission as set forth above.

         The Common Stock of the Company is currently traded in the over-the-counter market and is quoted on NASDAQ, National Market. Reports, proxy statements and other information filed by the Company therewith can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 0-14329) with the Commission are incorporated herein by reference:


         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         2. A description of the Company's Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, CO 80401, Attention: George S. Young (telephone 303-278-8464).


                          CANYON RESOURCES CORPORATION

         Canyon Resources Corporation, a Delaware corporation (the "Company" or "Canyon"), is a Colorado-based company which was organized in 1979 to explore, acquire, develop, and produce mineral properties. The Company, in doing business, acts on its own behalf and through its subsidiaries. The "Company" or "Canyon" is also used to refer to all of the wholly owned and majority owned subsidiaries of Canyon Resources Corporation. The Company filed a Registration Statement and completed its initial public offering of securities in 1986. Since that time the Company has been a reporting company and its securities have been traded on NASDAQ.

         The Company is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining projects.

         The Company has gold and industrial mineral production operations in the Western United States. The Company also conducts exploration activities in the search for valuable mineral properties in the western United States. In the past two years, the Company has commenced an exploration program in many areas of increasing interest throughout Latin America and Africa. The Company's exploration and development efforts emphasize precious metals (gold and silver) and industrial minerals.

         Once acquired, mineral properties are evaluated by means of geologic mapping, rock sampling, and geochemical analyses. Properties having favorable geologic conditions and anomalous geochemical results usually warrant further exploration by the Company. In almost all cases, exploration or development drilling is required to further test the mineral potential of each property. If a property has been adequately evaluated and does not warrant additional work, the property is marketed to another company or abandoned.

         Properties which have a demonstrated inventory of mineralized rock of a potentially economic nature are further evaluated by conducting various studies including calculation of tonnage and grade, metallurgical testing, development of a mine plan, environmental baseline studies and economic feasibility studies. If economics of a project are favorable, a plan of operations is developed and submitted to the required governmental agencies for review. Depending on the magnitude of the proposed project and its environmental impact, an environmental analysis report or environmental impact statement may be required prior to issuance of permits for the construction of a mining operation.

         The Company conducts a portion of its mineral exploration and development through joint ventures with other companies. The Company has also independently financed the acquisition of mineral properties and conducted exploration and drilling programs and implemented mine development and production from mineral properties in the western United States and exploration programs in Latin American and Africa.

         The Company is continually evaluating its properties and other properties which are available for acquisition, and will acquire, joint venture, market to other companies, or abandon properties in the ordinary course of business.




         The Company's principal executive office is located at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401, telephone (303) 278-8464.


                             PRINCIPAL RISK FACTORS

GENERAL RISKS RELATED TO THE MINING INDUSTRY


         Nature of Mineral Exploration and Production. Exploration for minerals is highly speculative and involves greater risks than many other businesses. Many exploration programs, including many of those which have been conducted by the Company, do not result and have not resulted in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as encountering unusual or unexpected formations, environmental pollution, personal injury and flooding. All of these factors may result in losses in relation to amounts spent which are not recoverable. The Company has experienced losses of this type from time to time.



         Competition and Scarcity of Mineral Lands. Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records.
There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration activities. The Company may be at a competitive disadvantage in acquiring mining properties since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. From time to time, specific properties or areas which would otherwise be attractive to the Company for exploration or acquisition are unavailable due to their previous acquisition by other companies.



         Fluctuation in the Price of Minerals. The market price of minerals is extremely volatile and beyond the control of the Company. Gold prices are generally influenced by basic supply/demand fundamentals. The market dynamics of supply/demand can be heavily influenced by economic policy, i.e., central banks sales/purchases, political unrest, conflicts between nations, and general perceptions about inflation. Fluctuating metal prices may have a significant impact on the Company's results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of the Company's properties which are being explored or developed for that mineral could also drop dramatically and the Company might not be able to recover its investment in those properties. The decision to put a mine into production, and the commitment of the funds necessary for that purpose, must be made long before the first revenues from production will be received. During the last five years, the average annual market price of gold has fluctuated between $344 per ounce and $384 per ounce. Price fluctuations between the time that such a decision is made and the commencement of production can change completely the economics of the mine. Although it is possible to protect against price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in the mining industry generally which no amount of planning or technical expertise can eliminate. The Company's practice has generally been to sell its minerals at spot prices, unless price hedging was required in connection with securing loan facilities.



         Environmental Controls. Compliance with environmental quality requirements and reclamation laws imposed by federal, state, and local governmental authorities may necessitate significant capital outlays, may materially affect the economics of a given property, or may cause material changes or delays in the Company's intended activities. New or different environmental standards imposed by any governmental authority in the future may adversely affect the Company's activities. The Company experienced significant delays and incurred costs over those originally anticipated in connection with the environmental review and permitting process for the Briggs Mine.



         Uncertainty of Title. Most of the Company's mining properties which are in the United States are unpatented mining claims to which the Company has only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. In addition, in order to retain title to an unpatented mining claim, a claim holder must have met annual assessment work requirements ($100 per claim) through September 1, 1992 and must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. Moreover, after September 1, 1992, the right to locate or maintain a claim generally is conditional upon payment to the United States of a rental fee of $100 per claim per year for each assessment year instead of performing assessment work. State law may, in some instances, still require performance of assessment work.


         The present status of the Company's properties as unpatented mining claims located on public lands of the U.S. allows the claimant the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found therein, and also to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. Accordingly, with an unpatented claim, the U.S. retains many of the incidents of ownership of land, the U.S. regulates use of the surface, and the Company remains at risk that the claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims. If there exists a valuable deposit of locatable minerals (which is the requirement for the unpatented claim to be valid in the first place), and provided certain levels of work and improvements have been performed on an unpatented mining claim, the Mining Law of 1872 authorizes claimants to then seek to purchase the full title to the claim, thereby causing the claim to become the private property of the claimant. Such full ownership expands the claimant's permissible uses of the property (to any use authorized for private property) and eliminates the need to comply with maintenance and reporting requirements necessary to protect rights in an unpatented claim.

         Because the Company believes that it has established the existence of valuable mineral deposits in certain of its properties, and has maintained and improved the claims in the manner required by law, it has sought to enhance its rights in those properties by seeking issuance of mineral patents. In July of 1992, the Company caused four applications for mineral patent for the 20 lode mining claims comprising the then-known ore reserves at the Briggs property to be filed with the Bureau of Land Management ("BLM"). However, due to administrative backlogs in the California State Office of the BLM, processing of those applications has not proceeded. On December 30, 1993, the Company caused five applications for mineral patent for the 15 placer mining claims which encompass known ore reserves on public lands for the diatomite operations conducted by the Company's subsidiary, CR Minerals, to be filed with the Nevada State Office of the BLM. Those applications have been processed to the point where the purchase price for the claims has been accepted.


         On October 1, 1994, while the above patent applications were pending, Congress imposed a moratorium on accepting and processing mineral patent applications within the Department of the Interior. Under the terms of the continuing statutory moratorium (as interpreted by the Secretary of the Interior), and solely as a result of the actions or inactions of the respective state offices prior to the time the moratorium became effective, the Secretary considers the California applications not to be exempt from the moratorium, and therefore will not allow them to be processed while the moratorium remains in effect, but the Nevada applications are considered exempt and should be adjudicated. The Company instituted litigation in the U.S. District Court for the District of Nevada to attempt to force the Secretary to construe all of the applications as exempt from the moratorium and to diligently process all of them, either by granting patents or by contesting the claims. However, the Court has declined to compel the Secretary to expedite processing of the applications. The Court's decision does not determine the validity of the claims, nor does it directly affect the Company's basic ability to conduct mining operations on the claims.


         The Company has no reason to believe that grounds exist for denial of any of the patents when and if they are ultimately adjudicated. However, there can be no assurance that such patents will be granted.


         Proposed Legislation Affecting the Mining Industry. For the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress which would supplant or radically alter the provisions of the Mining Law of 1872. As of December 31, 1995, no such bills have passed, although a number of differing and sometimes conflicting bills are now pending. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of companies to develop mineral resources on unpatented mining claims. Under the terms of certain proposed legislation, the ability of companies to obtain a patent on unpatented mining claims would be nullified or substantially impaired. Moreover, certain forms of such proposed legislation contain provisions for the payment of royalties to the federal government in respect of production from unpatented mining claims, which could adversely affect the potential for development of such claims and the economics of operating existing mines on federal unpatented mining claims. The Company's financial performance could therefore be affected adversely by passage of such legislation. It is impossible to predict at this point what any legislated royalties might be, but a potential three to four percent gross royalty, assuming a gold price of $400 per ounce, would have an approximated $12 to $16 per ounce impact on the Company's costs of production from unpatented mining claims.


SPECIFIC RISKS RELATED TO THE COMPANY


         Permitting Risks at the McDonald Facilities. Mining activity in the United States is subject to the granting of numerous permits under applicable Federal and State statutes, including, but not limited to, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, and the Montana Environmental Policy Act. It is not legal to engage in mining activity without securing the permits required by these and other statutes. Initiation of gold production at the McDonald project will thus require the granting of numerous permits, some of which are discretionary.



         Major permits include the Operating Permit from the Montana Department of Environmental Quality (DEQ), the Operating Plan from the Montana Department of Natural Resources and Conservation (DNRC), the Air Quality Permit (DEQ), the Montana Pollutant Discharge Elimination System Permit (DEQ), a Non-Degradation Authorization (DEQ), a Stormwater Discharge Permit (DEQ), a Water Rights Permit
(DNRC), a Section 404 Dredge and Fill Permit from the U.S. Army Corps of Engineers (COE), and a Fiscal Impact Plan which must be approved by the Montana Hard Rock Impact Board and numerous local government units.

         An Environmental Impact Statement (EIS) is currently being prepared by three co-lead agencies, DEQ, DNRC, and COE. This EIS will be used to support all of the major permit decisions. Agency decisions on the permits are anticipated to be forthcoming by the end of 1997. Certain environmental groups are in the process of attempting to qualify an initiative petition related to water quality regulation for placement on the ballot during the general election in Montana in November of 1996. If placed on the ballot and if passed in the election in November, such an initiative could have a materially adverse effect on the permitting process at McDonald. No assurance can be given that such permits will be issued, or if issued, in what time frame such issuance would occur.



         Permitting, Construction and Start-up Risk at the Briggs Project. The Company has received all of its permits and approvals for the development and operation of the Briggs Project, and has obtained financing estimated to cover 100% of project development costs of $34 million for construction of project facilities and $10 million for mining equipment. However, the granting of certain of the permits has been appealed in the proceedings described under "Recent Developments". Although the Company believes that each of the appeals will be dismissed, no assurance can be given that one or more of the appeals might not be successful in overturning the granting of a permit. Construction commenced in December 1995, with project start-up and commercial gold production scheduled to commence in the second half of 1996 at a production rate of approximately 75,000 ounces of gold per year. However, no assurance can be given that the project will be constructed and placed into production successfully or within either the time frame or capital costs described above.



         Limited Remaining Life of the Kendall Mine. The Company's principal revenue and income producing asset is the Kendall Mine, located near Lewistown, Montana. The Kendall Mine has produced over 300,000 ounces of gold. Mining activity at the Kendall Mine ceased in January, 1995, and the Company estimates that gold produced by the Kendall Mine will no longer be sold profitably after 1996. Thus, the ability of the Company to generate increased revenues or earnings is dependent on its ability to bring into production additional facilities, such as the Briggs Mine.






         Market Effects of Stock and Warrants. At the date of this Prospectus, and assuming conversion of the Warrants a total of 6,282,451 additional shares of the Company's Common Stock will be available for trading in the public market. This increase in the number of shares of the Company's Common Stock in the market, and the possibility of sales of such stock, may have a depressive effect on the price of the Company's Common Stock in the market. Assuming conversion of the Warrants, the 6,282,451 additional shares available for trading in the public market constitute 19.6 percent of the outstanding shares of common stock of the Company. As of the date of this Prospectus, there are 29,992,792 shares of Common Stock outstanding. On _____________, 1996, the closing price of the on NASDAQ's National Market was $_________ for the Common Stock. The Warrants have an exercise price of $3.75 per share and expire on March 25, 1999. The table set forth below contains information concerning the trading volume and high and low sales prices of the Common Stock during the last six fiscal quarters.

        Quarter Ended    Shares Traded              Closing Sale Prices
        -------------    -------------              -------------------
                                                    High            Low
                                                    ----            ---
           12/31/94         5,440,192               $2.56          $1.50
            3/31/95         3,452,372               $2.13          $1.50
            6/30/95         5,203,343               $2.44          $1.88
            9/30/95         5,697,332               $2.75          $2.13
           12/31/95         7,853,105               $2.56          $1.81
            3/31/96                                 $ .            $ .
                            ---------               -----          -----


         Uncertainty of Funding for Exploration. Prior to 1986, the Company funded its exploration and acquisition activities through joint venture arrangements, which minimized the cost of such activities to the Company and allowed it to explore and acquire a greater number of properties than it would otherwise have been able to explore or acquire on its own. Since 1986, the Company has funded a portion of its exploration activities without joint venture participation, resulting in increased costs to the Company. The Company has been successful in raising such funds for its exploration activities. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. The Company's ability to obtain this financing will depend upon, among other things, the price of gold and the industry's perception of its future price. Therefore, availability of funding is dependent largely upon factors outside of the Company's control, and cannot be accurately predicted. The Company does not know from what sources it will derive any required funding. If the Company is not able to raise additional funds (as to which there can be no assurance), it will not be able to fund certain exploration activities on its own.


         Uncertainty of Funding for Production. The Company believes that its producing properties have been adequately financed for current and ongoing production. If the Company's continuing exploration and/or development activities indicate economically minable ore on other properties now owned or hereafter acquired by the Company, however, the Company will be required to expend potentially large sums to put such properties into production. The amount of such financing could be reduced if the Company sells assets or enters into joint ventures on one or more of its properties. The Company may need to seek additional development capital for the Seven-Up Pete/McDonald project, which will be determined on an annual basis pursuant to the budgetary process between Phelps Dodge Exploration, Inc., the operator and majority participant in the joint venture, and the Company. In the event a development capital budget is approved which calls for amounts to be contributed by the Company in excess of that which the Company is able to expend, the Company may be subject to a dilution of its interest in proportion to the total amounts expended by both parties on the joint venture prior to the time of such dilution and during the year of such dilution. There can be no assurance that such additional funding would be available to meet the Company's needs in avoiding dilution.



         Uncertainty of Development and Operating Property Economics.
Decisions as to whether any of the mineral development properties which the Company now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should therefore be brought into production, depend upon the results of exploration programs and/or feasibility analyses and the recommendations of duly qualified engineers or geologists. Such decisions involve consideration and evaluation of several significant factors, including, but not limited to, the (a) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing, (c) ongoing costs of production, (d) market prices for the mineral to be produced, and (e) the amount and grades of reserves or mineralized material. There can be no assurance that any of the development properties now held by the Company, or which may be acquired by the Company, contains a commercially minable mineral deposit, and therefore no assurance that the Company will ever generate a positive cash flow from production operations on such properties. The potential development properties on which minable reserves have been defined include the Seven-Up Pete/McDonald deposits in Montana. There can be no assurance that these development properties can attain profitable operations. In addition, once a property is placed into production, risks still exist that the amount and grade of its reserves will not actually be as predicted. To the extent that lower amounts and/or grades of reserves are experienced, costs per unit produced and profitability can be adversely affected. Depending upon the extent of such an effect in any of the Company's properties, the Company could incur a writedown on its investment in any such property.



         No Dividends. For the foreseeable future, it is anticipated that the Company will use any earnings to finance its growth and that dividends will not be paid to shareholders. Further, pursuant to the Guarantee, Equity Contribution and Pledge Agreement executed by the Company in favor of its wholly owned subsidiary, CR Briggs Corporation, in connection with the Loan Agreement for the Briggs Project with Banque Paribas and others, the Company has agreed to maintain certain levels of working capital, tangible net worth, and leverage ratios which could restrict the payment of dividends where such payment would result in a failure to maintain such levels. Similarly, CR Briggs Corporation is prohibited from repaying the Company for advances or from paying dividends to the Company from the Briggs Project revenues unless certain conditions relating to the financial performance of the Briggs Project are met.



         Lack of Profitability. The Company's operating history has resulted in losses from operations in the fiscal years ending December 31, 1993, 1994 and 1995. While certain of the Company's operations may be profitable during a given fiscal year, the Company's operations as a whole may be unprofitable due to exploration and development costs on properties from which no revenue is derived, to continuing corporate general and administrative costs and to interest expense associated with long term debt.



         Change in Control Provisions and Anti-Takeover Provisions. Effective June 15, 1989, the Company's shareholders adopted certain measures designed to make it more difficult and time-consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take over the Company, particularly an offer which does not contemplate the acquisition of all the Company's outstanding shares or which does contemplate the restructuring or sale of all or part of the Company. These measures included (i) classification of the Board of Directors into three classes, each class to serve for three years, (ii) a provision that the Company's directors may be removed only for cause and only with the approval of the holders of at least 66-2/3% of the voting power of the Company entitled to vote for the election of directors, (iii) a provision that any vacancy on the Board may be filled by the remaining directors then in office, though less than a quorum, and (iv) a provision requiring a 66-2/3% shareholder vote to amend or repeal, or to adopt any provision inconsistent with the foregoing measures. The foregoing measures may have certain negative consequences, including an affect on the ability of shareholders of the Company or other individuals to (i) change the composition of the incumbent board of directors;
(ii) benefit from certain transactions which are opposed by the incumbent board of directors; (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its shareholders. Since such measures may also discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, they could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, shareholders may be deprived of certain opportunities to sell their stock at a temporarily higher market price. The provisions relating to the removal of directors and the filling of vacancies will reduce the power of shareholders, even those with a majority interest in the Company, to remove incumbent directors and to fill vacancies on the board of directors.



         Volatility of Price for Common Stock and Warrants. The market price for shares of the Company's Common Stock and Warrants may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.



         Gold Prices over the Last Five Years. The following table shows the COMEX Gold month-end closing price for the last five years:



===========================================================================================================
                                       COMEX GOLD MONTH-END CLOSING PRICE
- -----------------------------------------------------------------------------------------------------------
 YEAR     JAN     FEB     MAR      APR     MAY      JUN     JUL      AUG     SEPT     OCT     NOV      DEC
- -----------------------------------------------------------------------------------------------------------
 1991     $382    $383    $369     $367    $371     $377    $371     $353    $357     $359    $368     $354
- -----------------------------------------------------------------------------------------------------------
 1992     $368    $363    $352     $344    $342     $348    $361     $345    $349     $340    $334     $332
- -----------------------------------------------------------------------------------------------------------
 1993     $336    $334    $344     $361    $384     $383    $411     $376    $357     $370    $370     $387
- -----------------------------------------------------------------------------------------------------------
 1994     $392    $392    $402     $386    $396     $394    $389     $391    $398     $385    $381     $384
- -----------------------------------------------------------------------------------------------------------
 1995     $393    $392    $405     $399    $394     $392    $388     $387    $386     $384    $387     $387
===========================================================================================================


                                USE OF PROCEEDS


         The Company will not receive any proceeds from the sale by the Selling Shareholders of the Shares and Warrants offered hereby. See "Selling Shareholders."



         The Selling Shareholders currently hold (i) Warrants to purchase 2,017,167 shares of Common Stock at an exercise price of $3.75 per share, and
(ii) certain other warrants to purchase 75,000 shares of Common Stock at an exercise price of $3.00 per share. In the event the Selling Shareholders or their transferees exercise all of the Warrants and the other warrants for 75,000 shares, the proceeds to the Company would be $7,789,376.30 and would be used for development expenditures at the Company's McDonald properties, or for other exploration and development at the Company's other properties, or other general corporate purposes.


                              SELLING SHAREHOLDERS


         The 6,282,451 Shares registered for sale hereunder are comprised of the following: (i) 61,539 shares issued to one Selling Shareholder in January, 1995 in exchange for the exercise of an option to purchase such Selling Shareholder's interest in a joint venture for the exploration and development of certain mining claims; (ii) 94,412 shares issued to ten Selling Shareholders in December, 1993 as consideration for the purchase from such Selling Shareholders of their interests in a joint venture for the exploration and development of certain mining claims; (iii) 75,000 shares issuable upon conversion of warrants to purchase the Common Stock, also issued by the Company in the December, 1993 purchase of interests; (iv) 4,034,333 shares issued to certain Selling Shareholders by the Company in a private placement on March 26, 1996; and (v) 2,017,167 shares issuable upon conversion of the Warrants, also issued by the Company in the March 26, 1996 private placement. The 4,190,284 shares of Common Stock currently held by the Selling Shareholders and being registered hereunder represent approximately 14% of the Company's issued and outstanding Common Stock, or 6,282,451 shares (19.6%) assuming conversion of the Warrants and the certain other warrants described above.



         The 2,017,167 Warrants being registered for sale hereunder consist of warrants to purchase 2,017,167 shares of the Company's Common Stock at an exercise price of $3.75 per share on or before March 25, 1999. The Warrants were issued by the Company in its March 26, 1996 private placement.



         The following list sets forth (i) the names of the Selling Shareholders; (ii) their affiliation or material relationship with the Company, if any during the last three years; (iii) the amount of Securities owned by each prior to this offering; (iv) the amount of Securities being offered hereunder for each Selling Shareholder's account; and (v) the amount of Shares held by each and (if 1% or more) the percentage of the class owned by each Selling Shareholder after completion of this offering.




                                                                                           Securities
                              Shares Owned Before            Securities Offered            Owned After
Name (1)                       this Offering (2)                 Hereunder               This Offering
- --------                      -------------------         --------------------------     -------------
                                                          Shares (2)        Warrants       Shares (3)
                                                          ----------        --------     -------------
The Prudential Insur-                      126,000          126,000          42,000             0
ance Company of America

Blanchard Precious                       1,300,000          225,000          75,000         1,075,000
Metals Fund                                                                                   (3.6%)

United Services World                      911,728          500,000         116,667           411,728
Gold Fund                                                                                     (1.4%)

D.M. Knott, L.P.                           351,000          351,000         117,000              0

Credit Lyonnais Paris                      600,000          600,000         200,000              0

Ferri Gestion                               45,000           45,000          15,000              0

Banque Hervet                               45,000           45,000          15,000              0

CapitalPro International                   180,000          180,000          60,000              0

BBL France                                 195,000          195,000          65,000              0

Banque Worms ref Energia                   150,000          150,000          50,000              0

Banque de Gestion Privee                    45,000           45,000          15,000              0

Cantrade, Ormond, Burrus                   150,000          150,000          50,000              0

Banque S.A.

Banque D'Orsay                             112,500          112,500          37,500              0

Societe Generale                           120,000          120,000          40,000              0

Societe Generale-Borel                     825,000          825,000         275,000              0

Union Bank of                              300,000          300,000         100,000              0
Switzerland-Zurich

Midas Fund Inc.                            300,000          300,000         100,000              0

ScotiaMcLeod Inc.                          150,000          150,000          50,000              0

Leonard D. and Margaret                      3,000            3,000           1,000              0
L. Frierman

Gam Equity (No. 17) Inc.                    51,000           51,000          17,000              0

The Common Fund                            129,000          129,000          43,000              0

Trinkhaus & Burkhardt                       23,100           23,100           7,700              0
International

Matterhorn Offshore Fund                    42,900           42,900          14,300           0

Franklin Gold Fund                       1,017,000        1,017,000         339,000           0

Franklin Precious Metals                   315,000          315,000         105,000           0
Fund

Franklin Natural                            21,000           21,000           7,000           0
Resources Fund

Donald O. Collins (4)                       20,160           20,160               0           0

Paul F. Glen Revocable                      21,223           20,160               0         1,063
Trust 4

Russell W. Fisher (4)                      112,600           12,600               0        100,000

William T. Hunter, Jr. (4)                  12,600           12,600               0           0

Jack Rudick (4)                              7,560            7,560               0           0

Michael E. Herman                           14,453           14,453               0           0
Revocable Trust (4)

E.M. Kauffman Revocable                     27,794           27,794               0           0
Trust (4)

Jonathan A. Berg (4)                           490              463               0          27

Robert L. Fuchs (4)                         41,047           41,022               0          25

Holbrook &                               981,775 6           12,600               0        969,175
Company (4,5)                                                                              (4.2%)

Independence Mining                         61,539           61,539               0           0
Company, Inc. (7)


_________________________


         (1) The names of the Selling Shareholders listed above are the beneficial owners of the securities and are not necessarily the holders of record.



         (2) These share amounts include shares issuable upon conversion of the Warrants.



         (3) For purpose of this table, the Company has assumed that all of the Shares and Warrants being offered hereunder will be sold.

         (4) These Selling Shareholders were partners in two limited partnerships (Keene Valley Minerals and EMK Minerals Ltd.) which were participants in a joint venture with the Company (the "Venture") formed for the exploration and development of certain mining claims. Effective May 12, 1993, the Company acquired the 38.25% interest in the Venture held by such limited partnerships for the issuance of an aggregate of 150,000 shares of the Company's common stock and warrants to purchase 75,000 shares of common stock at an exercise price of $3.00 per share.



         (5) Holbrook & Company is a partnership in which Mr. George W. Holbrook, Jr., a director of the Company, is a controlling partner.



         (6) This number includes (i) 500,000 shares owned of record by Mr. George W. Holbrook; (ii) 694,946 shares owned or record by Bradley Securities Corporation of which Mr. Holbrook is the President and major shareholder;
(iii) 167,629 shares owned by two partnerships in which Mr. Holbrook is a controlling partner; (iv) 80,000 shares owned of record by Bradley Resources Company, of which Mr. Holbrook is the Managing Partner; (v) 4,200 shares of common stock issuable to Holbrook & Company upon exercise of warrants at an exercise price of $3.00 per share; and (vi) an option to purchase 30,000 shares at an exercise price of $2.50 per share.



         (7) In 1992, this Selling Shareholder and the Company entered into a joint venture for the exploration and development of mining claims in Nevada. The Company obtained and subsequently exercised an option to purchase the Selling Shareholder's interest in the joint venture in exchange for the issuance by the Company to the Selling Shareholder of the shares covered by this Prospectus.



                              PLAN OF DISTRIBUTION


         The Selling Shareholders may, from time to time, offer the Shares or Warrants through dealers or brokers, who may receive compensation in the form of commissions from the Selling Shareholders and/or the purchasers of the Shares or Warrants for whom they may act as agents. As of the date hereof, no Selling Shareholder has advised the Company that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the Shares or Warrants. The Selling Shareholders may enter into such agreements or understandings in the future. The Selling Shareholders may also offer some or all of the Shares or Warrants through market transactions on the National Association of Securities Dealers Automated Quotation System's (NASDAQ) National Market, on which the Company's Common Stock and Warrants are traded. Sales of the Shares or Warrants through brokers may be made by any method of trading authorized by NASDAQ's National Market, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares or Warrants covered by the Prospectus. Sales of Shares or Warrants are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. No Selling Shareholder has advised the Company that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Shares or Warrants. The Selling Shareholders are acting independently of the Company in making deci- sions with respect to the timing, manner and size of each sale.

         Upon exercise of the Warrants, shares of the Common Stock will be issued directly by the Company to the Warrant holders. No brokerage commission or similar fee will be paid in connection with the issuance of such shares of Common Stock. The Company will bear all expenses in connection with the registration of the shares of Common Stock covered by the Prospectus.




                           DESCRIPTION OF SECURITIES



WARRANTS



         Effective March 26, 1996 in connection with a private placement of 4,034,333 shares of its Common Stock, the Company issued to the purchasers in that private placement, 2,017,167 Warrants to purchase 2,017,167 shares of Common Stock at an exercise price of $3.75 per share. Each Warrant is convertible into one share of Common Stock, at the stated exercise price, on or before March 25, 1999. Certain adjustments in (i) the number of shares of Common Stock purchasable upon the exercise of the Warrants, and (ii) the exercise price of the Warrants, will be made upon the occurrence of certain events, including, but not limited to, the declaration or payment of dividends in Common Stock, the subdivision or the Company's outstanding shares of Common Stock, the combination of its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or the issuance of any shares of Common Stock in a reclassification of the Common Stock.



         The determination of the exercise price of the Warrants ($3.75 per share) was reached through negotiations between the Company and the Placement Agent for the private placement in which the Warrants were issued. Factors considered in the determination of the exercise price included the then current trading price of the Company's Common Stock, the price of the Common Stock issued in the private placement, and the Company's future prospects.



         It is anticipated that as of the effective date of this Prospectus, the Warrants will be listed for trading on NASDAQ. However, the Company can give no assurances as to the price at which the Warrants will trade.


                                 LEGAL MATTERS

         Certain legal matters with respect to the legality of the securities offered hereby and the organization and existence of the Company have been passed upon for the Company by Parcel, Mauro, Hultin & Spaanstra, P.C., 1801 California Street, Suite 3600, Denver, Colorado 80202.

                                    EXPERTS


         The consolidated financial statements which are incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report dated March 27, 1996, with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

         The Engineering Report by Davy International referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus, has been included herein in reliance on their report, given on the authority of that firm as experts in mining engineering.

         The "Fatal Flaw Review" and Executive Summary prepared by Roberts & Schaefer Company for the Company's Feasibility Study at Briggs, referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus, has been included herein in reliance on their report, given on the authority of that firm as experts in mining and processing engineering.

         The "Fatal Flaw Review" of the ore reserves, mine plan, and mining capital and operating costs prepared by Mine Reserves Associates, Inc. for the Company's Feasibility Study at Briggs, referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus, has been included herein in reliance on their review, given on the authority of that firm as experts in geology and reserves.

         The review of the environmental and permitting aspects of the Company's Feasibility Study at Briggs performed by Remy and Thomas, Attorneys at Law, referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus, has been included herein in reliance on their review, given on the authority of that firm as experts in California environmental law.

         The additional opinion on the gold recovery at Briggs provided by Chamberlin & Associates, as referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus, has been included herein in reliance on their opinion, given on the authority of that firm as experts in metallurgical engineering.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 13.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.



                =======================================================
                SEC registration fee                         $ 7,276.88
                -------------------------------------------------------
                Printing and mailing                         $ 1,000.00
                expenses
                -------------------------------------------------------
                Legal fees and                               $ 5,000.00
                expenses
                -------------------------------------------------------
                Accounting fees and                          $ 5,000.00
                expenses
                -------------------------------------------------------
                     Total*                                  $18,276.88
                =======================================================



         * All amounts are estimated other than the SEC registration fee.


         Item 14.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides as follows:

145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested director or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees).

         Article VI of the Registrant's Bylaws provides as follows:

         The corporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware and by the common law of the State of Delaware, shall indemnify each person who is or was an officer, director or employee of the corporation acting in his capacity as such and may indemnify each person who is or was an agent of the corporation acting in his capacity as such. The indemnification rights provided by this Article VI are deemed a contract between the corporation and its officers, directors, and employees, and any repeal or modification of those rights will not affect any right of such persons to be indemnified against claims relating to events occurring prior to such repeal or modification. To assure indemnification under this
Article VI of all such persons who are or were "fiduciaries" of an employee benefit plan governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time, Section 145 of said statute shall, for the purposes hereof, be interpreted as follows: "other enterprise" shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Article TWELFTH of the Registrant's Certificate of Incorporation provides as follows:

         No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for paying dividends or approving a stock purchase or redemption which is illegal or otherwise impermissible or prohibited under the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The effect of the foregoing provisions is to permit, under certain circumstances, indemnification of the Company's officers and directors for civil and criminal liability, such as negligence, gross negligence, and breach of duty, so long as such person acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and which he reasonably believed to be lawful.

         Item 15.  Exhibits.

EXHIBIT
NUMBER           DESCRIPTION
- -------          -----------
3.1*             Amended Certificate of Incorporation of the Company

3.2*             Bylaws of the Company, as amended

4.1              Specimen Common Stock Certificate  (1)

4.2              Specimen Warrant Certificate  (2)

4.3              Warrant Agreement  (2)

5.1**            Opinion of Parcel, Mauro, Hultin & Spaanstra, P.C. as to the legality of the Shares and Warrants

23.1**           Consent of Coopers & Lybrand L.L.P.

23.2**           Consent of Davy International

23.3**           Consent of Roberts and Schaefer Company

23.4**           Consent of Mine Reserves Associates, Inc.

23.5**           Consent of Remy and Thomas

23.6**           Consent of Chamberlin & Associates

23.7**           Consent of Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in Exhibit 5.1)



*    Previously Filed
**   Filed herewith


- -------------------------------------------

(1) Incorporated by reference from the Company's Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.


(2) Exhibits 4.2 and 4.3 are incorporated by reference from Exhibits 4.9 and 4.10, respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

         Item 16.  Undertakings.

                 The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on April 3, 1996.


                                        CANYON RESOURCES CORPORATION




Date:  April 3, 1996                    /s/ Richard H. De Voto
                                        ---------------------------------
                                        Richard H. De Voto
                                        Principal Executive Officer





Date:  April 3, 1996                    /s/ Gary C. Huber
                                        ---------------------------------
                                        Gary C. Huber
                                        Principal Financial and
                                        Accounting Officer





         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.




Date:  April 3, 1996                    /s/ Richard H De Voto
                                        ---------------------------------
                                        Richard H. De Voto, Director





Date:  April 3, 1996                    /s/ Gary C. Huber
                                        ---------------------------------
                                        Gary C. Huber, Director

Date:  April 3, 1996                    /s/ William W. Walker
                                        ---------------------------------
                                        William W. Walker, Director





Date:  April 3, 1996                    /s/ Paul A. Bailly
                                        ---------------------------------
                                        Paul A. Bailly, Director





Date:  April 3, 1996                    /s/ Leland O. Erdahl
                                        ---------------------------------
                                        Leland O. Erdahl, Director





Date:  April 3, 1996                    /s/ George W. Holbrook, Jr.
                                        ---------------------------------
                                        George W. Holbrook, Jr.,
                                        Director





Date:  April 3, 1996                    /s/ Frank M. Monninger
                                        ---------------------------------
                                        Frank M. Monninger, Director





Date:  April 3, 1996                    /s/ William C. Parks
                                        ---------------------------------
                                        William C. Parks, Director





Date:  April 3, 1996                    /s/ Christopher M. T. Thompson
                                        ---------------------------------
                                        Christopher M. T. Thompson,
                                        Director

                                Exhibit Index

EXHIBIT
NUMBER           DESCRIPTION
- -------          -----------
3.1*             Amended Certificate of Incorporation of the Company

3.2*             Bylaws of the Company, as amended

4.1              Specimen Common Stock Certificate  (1)

4.2              Specimen Warrant Certificate  (2)

4.3              Warrant Agreement  (2)

5.1**            Opinion of Parcel, Mauro, Hultin & Spaanstra, P.C. as to the legality of the Shares and Warrants

23.1**           Consent of Coopers & Lybrand L.L.P.

23.2**           Consent of Davy International

23.3**           Consent of Roberts and Schaefer Company

23.4**           Consent of Mine Reserves Associates, Inc.

23.5**           Consent of Remy and Thomas

23.6**           Consent of Chamberlin & Associates

23.7**           Consent of Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in Exhibit 5.1)

*    Previously Filed
**   Filed herewith

- -------------------------------------------

(1) Incorporated by reference from the Company's Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.

(2) Exhibits 4.2 and 4.3 are incorporated by reference from Exhibits 4.9 and 4.10, respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.





                                       22